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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-107250 of Universal Compression, Inc. of our report dated May 23, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in method of accounting to conform to the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Houston, Texas
July 29, 2003